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                                    AGREEMENT
                                    ---------

               AGREEMENT, dated as of August 25, 1995, between JUSI Holdings, Inc. ("JUSI") and GSB Holdings, Inc. ("GSB").

               WHEREAS, JUSI owns of record 3,680,000 shares of the common stock, par value $.16-2/3 per share (the "Common Stock"), of Ground Round Restaurants, Inc. (the "Company") and JUSI and certain of its Affiliates (as such term is defined in Section 7) have filed a Statement on Schedule 13D, as amended, with respect to their beneficial ownership of such shares (the signatories to such Statement being hereafter referred to as the "USI Group"); and

               WHEREAS, GSB owns of record 640,000 shares of Common Stock and GSB and certain of its Affiliates have filed a Statement on
     Schedule 13D, as amended, with respect to their beneficial ownership of such shares (the signatories to such Statement being hereafter referred to as the "GSB Group"); and

               WHEREAS, JUSI and GSB desire to enter into certain agreements with respect to the voting and transfer of shares of Common Stock now beneficially owned or hereafter acquired by them.

               NOW, THEREFORE, in consideration of the agreements and mutual covenants contained herein, the parties hereto agree as follows:

               1.   Voting of Shares of Common Stock by GSB.  GSB agrees
                    ---------------------------------------
     that, during the term of this Agreement, with respect to each and any matter put to the vote of the shareholders of the Company or as to which the consent of the shareholders of the Company is sought, it shall vote or execute a written consent in respect of, as the case may be, all shares of Common Stock beneficially owned by it in the same manner as JUSI shall vote or execute a written consent with respect to such matter, as JUSI shall specify after consultation by JUSI with GSB.

               2.   Transfer of Shares of Common Stock by GSB.
                    -----------------------------------------
                    (a) GSB agrees that, during the term of this Agreement, except in accordance with paragraph (b) below, it shall not, and shall not agree to, sell, transfer or otherwise dispose of any beneficial ownership interest in any shares of





















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     Common Stock to any person (other than to an Affiliate who agrees in writing to be bound by the terms of this Agreement).

                    (b) GSB agrees that if, during the term of this Agreement, JUSI shall enter into an agreement (the "JUSI Sale Agreement") with a Third Person (as such term is defined in Section 7) to sell, transfer or otherwise dispose of any beneficial ownership interest in any shares of Common Stock, at the direction of JUSI after consultation by JUSI with GSB, GSB shall concurrently enter into an agreement with the Third Person (the "GSB Sale Agreement") containing terms and conditions that are identical to those contained in the JUSI Sale Agreement (including the provision required by Section 3(c) below) except that the number of shares of Common Stock subject to the GSB Sale Agreement shall represent the same percentage of the total number of shares of Common Stock owned of record by GSB as the number of shares of Common Stock subject to the JUSI Sale Agreement represents of the total number of shares of Common Stock owned of record by JUSI.

               (c) GSB agrees that it will not complete the sale, transfer or other disposition contemplated by the GSB Sale Agreement if JUSI is ready, able and willing to complete the sale, transfer or other disposition contemplated by the JUSI Sale Agreement but the Third Person breaches its obligation to do so.

               3.   Transfer of Shares of Common Stock by JUSI.
                    ------------------------------------------
                    (a) JUSI agrees that, during the term of this Agreement, it shall not (i) agree to sell, transfer or otherwise dispose of any beneficial ownership interest in any shares of Common Stock to a Third Person unless it has arranged for GSB to have an opportunity to enter into the GSB Sale Agreement concurrently or (ii) complete such sale, transfer or other disposition if GSB is ready, able and willing to complete the sale, transfer or other disposition contemplated by the GSB Sale Agreement but the Third Party breaches its obligation to do so.

                    (b) JUSI shall not enter into the JUSI Sale Agreement if GSB is ready, able and willing to enter into the GSB Sale Agreement but the Third Person fails to do so.

                    (c) JUSI shall not enter into the JUSI Sale Agreement unless such agreement provides that JUSI shall not be obligated to complete the sale, transfer or other disposition contemplated thereby if GSB is ready, able and willing to complete the sale, transfer or other disposition contemplated by


























     NYFS11...:\95\78595\0001\1323\AGR7245K.03B
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     the GSB Sale Agreement but the Third Person breaches its obligation to do so.

               4.   After-Acquired Shares.  All of the provisions of this
                    ---------------------
     Agreement shall apply to all of the shares of Common Stock now owned or hereafter issued or transferred to JUSI or GSB in consequence of any additional issuance, purchase, transfer, exchange or reclassification of the Common Stock, corporate reorganization, or any other form of recapitalization, or consolidation, merger, share split, or share dividend, or which are acquired by JUSI Group or GSB in any other manner.

               5.   Section 13(d) and Section 16(a) Matters.
                    ---------------------------------------
                    (a) The parties agree that they constitute a "group" for purposes of filing statements on Schedule 13D pursuant to the Securities Exchange Act of 1934 (the "Exchange Act").

                    (b) The parties agree that (i) no member of the GSB Group has any direct or indirect pecuniary interest in any shares of Common Stock beneficially owned by the USI Group within the meaning of Rule 16a-1(a)(2) under the Exchange Act and (ii) no member of the USI Group has any direct or indirect pecuniary interest in any shares of Common Stock beneficially owned by GSB within the meaning of Rule 16a-1(a)(2) under the Exchange Act.

               6.   Term.  The term of this Agreement shall commence on the
                    ----
     date hereof and terminate at the close of business on September 30, 1996, unless extended by written agreement of the parties.

               7.   Certain Definitions.  For purposes of this Agreement:
                    -------------------
                    (a) The term "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 under the Exchange Act.

                    (b) The term "Third Person" shall mean any individual, partnership, corporation or other person except a corporation which
                                              ------
     both (i) directly or indirectly owns all of the capital stock of JUSI (a "JUSI Parent") or of which a JUSI Parent owns all of its capital stock and (ii) agrees in writing to be bound by the terms of this Agreement.

               8.   Counterparts.  This Agreement may be executed in two or
                    ------------
     more counterparts, each of which shall be deemed to be an
























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     original, but all of which together shall constitute one and the same instrument.

               9.   Governing Law.  This Agreement shall be governed and
                    -------------
     construed in accordance with the law of the State of New York applicable to contracts made and to be performed in New York.

               10.  Successors and Assigns.  This Agreement shall be
                    ----------------------
     binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

               IN WITNESS WHEREOF, the parties hereto have caused their respective officers, thereunto duly authorized, to execute and deliver this Agreement as of the date first written above.


    JUSI HOLDINGS, INC.                 GSB HOLDINGS, INC.

    By: /s/ George H. MacLean           By: /s/Joseph Schollenberger
        ----------------------------        --------------------------
        Name : George H. MacLean            Name:Joseph Schollenberger
        Title: Senior Vice President        Title: Vice President